EXHIBIT 10.1

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made by and between David L. Dutton (“Employee”) and Mattson Technology, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed a Proprietary Information and Innovations Assignment Agreement with the Company on March 8, 2002 (the “Confidentiality Agreement”);

WHEREAS, the Company granted Employee the following outstanding stock options (total of vested and unvested) pursuant to the Company's 2005 Equity Incentive Plan, as amended to become the 2012 Equity Incentive Plan (the “Plan”): (i) 80,000 shares on April 10, 2003; (ii) 1,705 shares on September 9, 2003; (iii) 1,000 shares on December 29, 2003; (iv) 626 shares on March 1, 2004; (v) 100,000 shares on March 12, 2004; (vi) 100,000 shares on March 8, 2005; (vii) 81,250 shares on April 4, 2006; (viii) 125,000 shares on February 5, 2007; (ix) 150,000 shares on February 4, 2008; (x) 150,000 shares on February 9, 2009; (xi) 30,000 shares on February 9, 2009; (xii) 190,000 shares on February 8, 2010; (xiii) 47,500 shares on July 26, 2010; (xiv) 190,000 shares on February 7, 2011; (xv) 190,000 shares on February 6, 2012; and (xvi) 165,000 shares on October 31, 2012 (collectively, the “Options”), subject to the terms and conditions of the Plan and individual stock option agreements thereunder (collectively the “Stock Option Agreements”);

WHEREAS, the Company and Employee entered into a Severance and Executive Change of Control Agreement effective as of May 25, 2011 (the “Severance Agreement”) covering Employee's entitlements when he leaves the Company's employ in certain circumstances;

WHEREAS, Employee's employment with the Company terminated effective on February 19, 2013 (the “Separation Date”);

WHEREAS, Employee and the Company have discussed revising the terms of the Severance Agreement in connection with the termination of Employee's employment, but after reflection desire to implement the Severance Agreement as it stands;

WHEREAS, the Company and Employee wish to provide for the orderly transition of Employee's responsibilities to the incoming President and Chief Executive Officer of the Company; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee's employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.    Intentionally Omitted.

2.    Severance. The Parties acknowledge and agree that Section 1 of the Severance Agreement, and not Section 2, applies to Employee's departure from the Company, which the Parties hereby agree is “termination by the Company for other than Good Cause,” as described and defined in the Severance Agreement.

a.	Employee acknowledges that salary for the then current payroll period at the Separation Date and accrued vacation/paid time off at the Separation Date was paid by check dated the Separation Date.

b.
In order to further implement the Severance Agreement, Company agrees to pay Employee cash in the sum of three hundred sixty-four thousand five hundred dollars ($364,500), less applicable withholdings, promptly after the Effective Date (as defined in Section 27 hereof) (the “Severance Payment”) but in no event later than ten (10) days after the Effective Date. The Severance Payment comprises one year's then current base salary of Employee at the Separation Date, after taking into account the voluntary 10% reduction in such salary taken by Employee and the additional 10% reduction in such salary imposed by the Company's furlough program;

c.
In addition, in accordance with the Severance Agreement, Company agrees to reimburse Employee for the payments Employee makes for COBRA coverage for Employee and his dependents for a period of twelve (12) months after the Separation Date, or until Employee has secured other employment, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA (“COBRA Reimbursements”). COBRA Reimbursements shall be made by the Company to Employee consistent with the Company's normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA Reimbursements without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Employee a taxable lump sum payment, within fifteen (15) calendar days following the Separation Date, in an amount equal to the total COBRA premium that Employee would be required to pay to continue Employee's group health plan coverage under COBRA at the rate in effect on the date of the Separation Date.

3.    Benefits. Employee's health insurance benefits ceased on February 28, 2013, subject to Employee's right to continue his health insurance under COBRA. Employee's participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, and any unreimbursed expenses incurred on behalf of the Company and in accordance with the Company's normal and customary expense reimbursement policies (which expenses, if any, will be paid after the Company's receipt of required documentation), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, sabbaticals, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers' Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee's release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

Notwithstanding anything contained in this Agreement to the contrary, Employee does not waive or release, nor shall anything herein be construed as a waiver or release by Employee of any rights Employee has or may have, to indemnification by the Company, including but not limited to any rights to indemnification set forth in the articles of incorporation, bylaws or other similar documents or Section 2802 of the California Labor Code or pursuant to any policies of insurance covering directors and officers for periods prior to the Separation Date.

6.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company's behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.    California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company after the Separation Date, and Employee hereby waives any right, or alleged right, of employment or re- employment with the Company.

10.    Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee's signature below constitutes his certification under penalty of perjury that, on or before the Effective Date, he will return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

11.    No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

12.    Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparagement, defamation, libel, or slander of the Employee, and agrees to refrain from any tortious interference with the contracts and relationships of the Employee. Employee understands that the Company's obligations under this paragraph extend only to the Company's executive officers and members of its Board of Directors. Employee shall direct any inquiries by potential future employers to the Company's

Chairman of the Board. In response to such requests, the Company shall respond in a matter to be mutually agreed upon by the Parties.

13.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14.    Costs. The Parties shall each bear their own costs, attorneys' fees, and other fees incurred in connection with the preparation of this Agreement.

15.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.

a.    Section 409A. The parties intend that upon Employee's Separation Date, Employee had a “separation from service” within the meaning of Section 409A (as defined below). The provisions of this Agreement and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. For purposes of clarity, it is the intent of this Agreement that all payments of severance benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. It is the intent of the Parties that all payments of severance benefits that do not qualify for an exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) qualify for an alternate exemption from Section 409A or meet the Section 409A requirements regarding time and form of payment. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A 2(b)(2) of the Treasury Regulations.

b.    For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (as each may be amended or promulgated from time to time).

c.    The Parties agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

16.    Indemnifications. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys' fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding that may be commenced, prosecuted, or threatened by Employee or for Employee's benefit, upon Employee's initiative, direct or indirect, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

The Company agrees to indemnify and hold harmless the Employee from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys' fees or expenses incurred by the Employee arising out of the breach of this Agreement by the Company, or from any false representation made herein by the Company. The Company further agrees that in any such action or proceeding, this Agreement may be pled by the Employee as a complete defense, or may be asserted by way of counterclaim or cross-claim.

17.    Resignation as Director and Officer. Employee hereby confirms that he resigned as a member of the Company's Board of Directors effective on the Separation Date. Employee acknowledges and agrees that he shall resign as director and officer, as the case may be, from any of the Company's subsidiaries and branches where he serves as director and/or officer.

18.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.    No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.     Attorneys ' Fees . Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.

22.    Entire Agreement. With the exception of the Confidentiality Agreement, Severance Agreement and the Stock Option Agreements, this Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee's relationship with the Company. Notwithstanding the foregoing, the indemnification and other provisions of the Indemnity Agreement made as of June 8, 2010, between the Parties shall continue in force to the extent set forth therein.

23.    No Oral Modification. This Agreement may only be amended in a writing signed by
Employee and the Chairman of the Board of the Company.

24.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

25.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT AND THE SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ALAMEDA COUNTY, CALIFORNIA BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM

SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

26.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days. The Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”). Notwithstanding Section 3(b) of the Severance Agreement, the Employee acknowledges that the delay in entering into this Release Agreement after the Separation Date may result in the Effective Date falling after the sixtieth day following the Separation Date, and agrees that the Effective Date will in any event be the eighth (8th) day after Employee signs this Release Agreement.

28.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a.    he has read this Agreement;

b.    he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.    he understands the terms and consequences of this Agreement and of the releases it contains; and

d.    he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

"Company"	"Individual"

MATTSON TECHNOLOGY, INC.	David L. Dutton, an individual

/s/ J. MICHAEL DODSON	/s/ DAVID DUTTON
J. Michael Dodson Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary	David L. Dutton